                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO 13d-2(b)


                            SONIC INNOVATIONS, INC.
        ---------------------------------------------------------------
                               (Name of Issuer)

                                 COMMON STOCK
        ---------------------------------------------------------------
                        (Title of Class of Securities)

                                  83545 M 109
        ---------------------------------------------------------------
                                (CUSIP Number)

                               December 31, 2000
        ---------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the one pursuant to which this Schedule is filed:

[ ]        Rule 13d-1(b)

[ ]        Rule 13d-1(c)

[X]        Rule 13d-1(d)




1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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--------------------------                                 ---------------------
CUSIP NO.  83545 M 109               13G                   Page  2  of  5  Pages
           -----------                                         ----   ----
--------------------------                                 ---------------------

--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSON
          S.S. or I.R.S. Identification No. Of Above Person

          Luke B. Evnin

--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)

                                                         (b) X

--------- ----------------------------------------------------------------------
   3      SEC USE ONLY

--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION
          United States.

--------------------------------------------------------------------------------
           NUMBER OF               5    SOLE VOTING POWER
 SHARES BENEFICIALLY OWNED BY           2,009,894 (1)
             EACH
       REPORTING PERSON
             WITH
                                 ------ ----------------------------------------
                                   6    SHARED VOTING POWER
                                        None

                                 ------ ----------------------------------------
                                   7    SOLE DISPOSITIVE POWER
                                        2,009,894 (1)

                                 ------ ----------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        None

--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           2,009,894 (1)

--------- ---------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------- ---------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          10.20%

--------- ---------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*
          IN

--------- ---------------------------------------------------------------------
         *SEE INSTRUCTIONS BEFORE FILLING OUT!
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--------------------------                                 ---------------------
CUSIP NO.  83545 M 109               13G                   Page  3  of  5  Pages
           -----------                                         ----   ----
--------------------------                                 ---------------------

Item 1 (a). Name of Issuer:


       Sonic Innovations, Inc.
       -------------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:


       2795 East Cottonwood Parkway, Suite 660, Salt Lake City, UT  84117-7261
       -------------------------------------------------------------------------

Item 2(a).  Name of Person Filing:


       Luke B. Evnin
       -------------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office or, if none, Residence:


        c/o MPM Capital L.P., One Cambridge Center, Cambridge, MA 02142
       -------------------------------------------------------------------------

Item 2(c).  Citizenship:


       United States
       -------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:


       Common Stock
       -------------------------------------------------------------------------

Item 2(e).  CUSIP Number:


        83545 M 109
       -------------------------------------------------------------------------

Item 3. If This Statement Is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
(c), Check Whether the Person Filing is a:


   (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act,


   (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act,


   (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act,


   (d) [ ] Investment company registered under Section 8 of the Investment Company Act,


   (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E),


   (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F),


   (g) [ ] A parent holding company or control person, in accordance with Rule 13d-1(b)(1)(ii)(G),


   (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act,

   (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

   (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
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--------------------------                                 ---------------------
CUSIP NO.  83545 M 109               13G                   Page  4  of  5  Pages
           -----------                                         ----   ----
--------------------------                                 ---------------------


Item 4.  Ownership.

   (a) Amount beneficially owned:

       2,009,894 shares of Common Stock (1)
       -------------------------------------------------------------------------

   (b) Percent of class:

       10.20%
       -------------------------------------------------------------------------
   (c) Number of shares as to which such person has:

       (i) sole power to vote or to direct the vote         2,009,894 (1)
                                                    ----------------------------

       (ii) shared power to vote or to direct the vote           None
                                                       -------------------------

       (iii) sole power to dispose or to direct the disposition of 2,009,894 (1)
                                                                  --------------

       (iv) shared power to dispose or to direct the disposition of     None
                                                                    ------------

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable
         -----------------------------------------------------------------------

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares to which this statement relates. No one person's interest in such shares is more than five percent of the total outstanding stock of the Issuer.
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable
         -----------------------------------------------------------------------

Item 8.  Identification and Classification of Members of the Group.

         Not applicable
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         Not applicable
         -----------------------------------------------------------------------

Item 10. Certifications.

         Not applicable
         -----------------------------------------------------------------------

(1) Includes shares held through interests in MPM Capital L.P. ("MPM Capital") and in entities directly or indirectly controlled by it. MPM Capital is a direct or indirect parent and/or a control person of MPM Asset Management LLC and funds managed or advised by it, and of the general partners of such funds. Also includes shares held through interests in Medical Portfolio Management LLC, the general partner of MPM Capital. Among the shares included, 1,743,209 shares are held by MPM BioVentures L.P; 236,753 shares are held by MPM BioVentures Parallel Fund, L.P.; 23,034 shares are held by MPM Asset Management Investors 1998 LLC; 5,984 shares are shares issuable upon the exercise of options held by Luke B. Evnin exercisable within 60 days of December 31, 2000, 1,773 shares of which may also be beneficially owned by BB BioVentures L.P. and MPM BioVentures Parallel Fund, L.P; and 914 shares are held in trust for the benefit of minor children of Luke B. Evnin. Each reporting person herein disclaims beneficial ownership of shares not directly held by such reporting person.
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--------------------------                                 ---------------------
CUSIP NO.  83545 M 109               13G                   Page  5  of  5  Pages
           -----------                                         ----   ----
--------------------------                                 ---------------------

                                    SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 14, 2001
                                     ------------------------------------------
                                                         Date


                                                  /s/ Luke B. Evnin
                                     ------------------------------------------
                                                       Signature



                                                     Luke B. Evnin
                                     ------------------------------------------
                                                          Name